Exhibit 8.1

King & Spalding LLP 1l80 Peachtree Street N.E. Atlanta, Georgia 30309-3521 Phone: 404/ 572-4600 Fax: 404/572-5100 www.kslaw.com

December 18, 2009

Post Properties, Inc.

Post Apartment Homes, L.P.

4401 Northside Parkway

Suite 800

Atlanta, Georgia 30327

Re:	Post Properties, Inc. and Post Apartment Homes, L.P. Automatic Shelf Registration Statement on Form S-3 ASR

Ladies and Gentlemen:

We have acted as counsel for Post Properties, Inc., a Georgia corporation (“Post”) and Post Apartment Homes, L.P., a Georgia limited partnership (“Post Apartment Homes”), in connection with the preparation of a Registration Statement on Form S-3 ASR (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”), relating to the offering from time to time, as set forth in the Prospectus contained in the Registration Statement (the “Prospectus”) and as to be set forth in one or more supplements to the Prospectus, of (A) the common stock, par value $.01 per share (the “Common Stock”) of Post, preferred stock, par value $.01 per share (the “Preferred Stock”) of Post, and depositary shares representing Preferred Stock and (B) debt securities to be issued by Post Apartment Homes. This opinion is being rendered at the request of Post and Post Apartment Homes and relates to the qualification of Post as a real estate investment trust (“REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”), the classification, for federal income tax purposes, of Post Apartment Homes and each of the partnerships and limited liability companies in which Post Apartment Homes has, at any time through the date hereof, held a material interest (the “Pass-Through Affiliates”), and the accuracy of the discussion in the Prospectus under the caption “Material U.S. Federal Income Tax Considerations.”

FACTS AND ASSUMPTIONS RELIED UPON

In rendering the opinion expressed herein, we have examined such documents as we have deemed appropriate, including (but not limited to) (i) the Registration Statement, including the reports incorporated by reference therein, (ii) the Prospectus and (iii) the analyses of qualifying income and assets prepared by Post. In our examination of documents, we have assumed, with your consent, that all documents submitted to us are authentic originals, or if submitted as photocopies or telecopies, that they faithfully reproduce the originals thereof, that all such documents have been or will be duly executed to the extent required, that all representations and

Post Properties, Inc.

Post Apartment Homes, L.P.

December 18, 2009

statements set forth in such documents are true and correct, and that all obligations imposed by any such documents on the parties thereto have been or will be performed or satisfied in accordance with their terms. We also have obtained such additional information and representations as we have deemed relevant and necessary through consultation with officers of Post, Post Apartment Homes and 1499 Massachusetts Avenue, Inc. (“1499 Inc.”), including representations from Post and 1499 Inc. in letters delivered to us on or about the date hereof.

OPINION

Based upon and subject to the foregoing, we are of the opinion that:

(i) Post was organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code for each of its taxable years ended December 31, 1993 through 2008, and its organization and proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT.

(ii) Post Apartment Homes and each Pass-Through Affiliate which is not 100% beneficially owned by Post Apartment Homes are properly classified as partnerships, and not as corporations, associations taxable as corporations or “publicly traded partnerships” taxable as corporations, for federal income tax purposes. Each Pass-Through Affiliate that is 100% beneficially owned by Post Apartment Homes is disregarded for federal income tax purposes.

(iii) Although the discussion set forth in the Prospectus under the caption “Material U.S. Federal Income Tax Considerations” does not purport to discuss all possible United States federal income tax consequences of the purchase, ownership, and disposition of the Common Stock, such discussion constitutes, in all material respects, a fair and accurate summary under current law of the material United States federal income tax consequences of the purchase, ownership and disposition of the Common Stock. The United States federal income tax consequences of an investment in the Common Stock by an investor will depend upon that investor’s particular situation, and we express no opinion as to the completeness of the discussions set forth in the referenced section of the Prospectus as applied to any particular investor.

The opinion expressed herein is based upon the current provisions of the Code, the U.S. Treasury regulations promulgated thereunder, current administrative positions of the U.S. Internal Revenue Service, and existing judicial decisions, any of which could be changed at any time, possibly on a retroactive basis. Any such changes could adversely affect the opinion rendered herein and the tax consequences to Post, Post Apartment Homes, and the investors in the Common Stock. In addition, as noted above, our opinion is based solely on the documents that we have examined, the additional information that we have obtained, and the representations that have been made to us, and cannot be relied upon if any of the facts contained in such documents or in such additional information is, or later becomes, inaccurate or if any of the representations made to us is, or later becomes, inaccurate. We are not aware, however, of any

Post Properties, Inc.

Post Apartment Homes, L.P.

December 18, 2009

facts or circumstances contrary to or inconsistent with the information, assumptions, and representations upon which we have relied for purposes of this opinion. Finally, our opinion is limited to the tax matters specifically covered thereby, and we have not been asked to address, nor have we addressed, any other tax consequences of an investment in the Common Stock.

This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur which could affect this opinion. We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Prospectus.

Very truly yours,

/s/ King & Spalding LLP